Exhibit (99.11)

ISSN 1718-8369

Volume 4, number 6	November 20, 2009

AS AT SEPTEMBER 30, 2009

Highlights for September 2009

•      Budgetary revenue in September amounts to $5.6 billion, up $87 million compared to last year. Own-source revenue amounts to $4.3 billion while federal transfers stand at $1.3 billion.

•      Program spending rose $29 million in September of this year compared to last year, and stands at $4.5 billion.

•      Debt service stands at $498 million, down $42 million compared to September 2008.

•      A surplus of $616 million was achieved, i.e. $70 million more than in September 2008.

•      Taking the $48 million deposited in the Generations Fund into account, the monthly budgetary balance for the purposes of the Balanced Budget Act shows a surplus of $568 million.

On the basis of the cumulative results as at September 30, 2009, the budget deficit amounts to $1.7 billion after using the $433-million stabilization reserve. As mentioned in the Update on Québec’s Economic and Financial Situation of last October 27, the 2009-2010 budget deficit for the purposes of the Balanced Budget Act should amount to $4.7 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
						Forecast
	September		April to September			Growth
	2008 [1]	2009	2008-2009 [1]	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 386	4 355	24 679	23 763	46 869	- 4.1
Federal transfers	1 159	1 277	6 988	7 534	15 156	8.1
Total	5 545	5 632	31 667	31 297	62 025	- 1.4
BUDGETARY EXPENDITURE
Program spending	- 4 501	- 4 530	- 28 639	- 30 234	- 60 139	2.7
Debt service	- 540	- 498	- 3 281	- 3 051	- 6 154	- 5.4
Total	- 5 041	- 5 028	- 31 920	- 33 285	- 66 293	1.9
NET RESULTS OF CONSOLIDATED ENTITIES [2]	42	12	333	165	155	—
Provision for revenue shortfalls	—	—	—	—	- 300	—
SUPLUS (DEFICIT)	546	616	80	- 1 823	- 4 413	—
BALANCED BUDGET ACT
Generations Fund [3]	- 43	- 48	- 291	- 292	- 715	—
Stabilization reserve	—	—	—	433	433	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	503	568	- 211	- 1 682	- 4 695	—

1

Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

2	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

3	The results of the Generations Fund are excluded from the budgetary balance for the purpose of the application of the Balanced Budget Act.

Cumulative results as at September 30, 2009

Budgetary balance

•      For the period from April to September, 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $1.7 billion.

Budgetary revenue

•      As at September 30, 2009, budgetary revenue amounts to $31.3 billion, $370 million less than as at September 30, 2008.

•      Own-source revenue stands at $23.8 billion, $916 million less than last year.

•      Federal transfers amount to $7.5 billion, up $546 million compared to September 30, 2008.

Budgetary expenditure

•      For the period from April to September, 2009, budgetary expenditure amounts to $33.3 billion, an increase of $1.4 billion, or 4.3%, compared to last year.

•      Program spending rose $1.6 billion, or 5.6%, and stands at $30.2 billion. The most significant changes are in the Health and Social Services ($968 million), Economy and Environment ($286 million), and Education and Culture ($184 million) missions.

•      The difference between the growth experienced until September and forecast growth for the year as a whole is attributable to exceptional items at the end of 2008-2009 that will not be repeated this year. This will slow spending growth at year end.

•      In addition, to remain within the spending growth objective, the Chair of the Conseil du trésor has announced spending control measures.

•      For the first six months of the fiscal year, debt service amounts to $3.1 billion, down $230 million compared to September 2008.

Consolidated entities

•      As at September 30, 2009, the net results of consolidated entities show a surplus of $165 million, i.e. $168 million more than last year.

•      Revenues dedicated to the Generations Fund total $292 million.

Net financial requirements

•      Since the beginning of the year, consolidated net financial requirements stand at $5.3 billion, an increase of $4.9 billion compared to last year. The additional financial requirements reflect the current budget deficit, the increase in capital investments by establishments of the health and social services and the education networks, as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	September			April to September
	2008 [1]	2009	Changes	2008-2009 [1]	2009-2010	Changes

BUDGETARY REVENUE
Own-source revenue	4 386	4 355	- 31	24 679	23 763	- 916
Federal transfers	1 159	1 277	118	6 988	7 534	546
Total	5 545	5 632	87	31 667	31 297	- 370
BUDGETARY EXPENDITURE
Program spending	- 4 501	- 4 530	- 29	- 28 639	- 30 234	- 1 595
Debt service	- 540	- 498	42	- 3 281	- 3 051	230
Total	- 5 041	- 5 028	13	- 31 920	- 33 285	- 1 365
NET RESULTS OF CONSOLIDATED ENTITIES	42	12	- 30	333	165	- 168
SURPLUS (DEFICIT)	546	616	70	80	- 1 823	- 1 903
Consolidated non-budgetary surplus (requirements)	978	- 638	- 1 616	- 506	- 3 499	- 2 993
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 524	- 22	- 1 546	- 426	- 5 322	- 4 896

1

Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	September			April to September
Revenue by source	2008 [1]	2009	Changes %	2008-2009 [1]	2009-2010	Changes %
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 155	2 089	- 3.1	9 480	9 277	- 2.1
Contributions to Health Services Fund	480	513	6.9	2 739	2 785	1.7
Corporate taxes	233	161	- 30.9	1 810	1 480	- 18.2
Consumption taxes	1 101	1 169	6.2	6 973	7 026	0.8
Other sources	166	174	4.8	1 420	1 292	- 9.0
Total own-source revenue excluding government enterprises	1 980	2 017	1.9	12 942	12 583	- 2.8
Revenue from government enterprises	251	249	- 0.8	2 257	1 903	- 15.7
Total own-source revenue	251	249	- 0.8	2 257	1 903	- 15.7
Federal transfers
Equalization	669	696	4.0	4 014	4 177	4.1
Health transfers	309	347	12.3	1 907	2 074	8.8
Transfers for post-secondary education and other social programs	105	120	14.3	655	712	8.7
Other programs	76	114	50.0	412	571	38.6
Total federal transfers	1 159	1 277	10.2	6 988	7 534	7.8
BUDGETARY REVENUE	1 410	1 526	8.2	9 245	9 437	2.1

1

Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	September			April to September
			Changes			Changes
Expenditures by mission	2008	2009	%	2008-2009	2009-2010%
Program spending
Health and Social Services	1 989	1 994	0.3	12 489	13 457	7.8
Education and Culture	1 145	1 122	- 2.0	7 688	7 872	2.4
Economy and Environment	548	588	7.3	3 539	3 825	8.1
Support for Individuals and Families	449	456	1.6	2 719	2 823	3.8
Administration and Justice	370	370	0.0	2 204	2 257	2.4
Total program spending	4 501	4 530	0.6	28 639	30 234	5.6
Debt service	540	498	- 7.8	3 281	3 051	- 7.0
BUDGETARY EXPENDITURE	5 041	5 028	- 0.3	31 920	33 285	4.3

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.